UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

EMC METALS CORP.
(Exact name of registrant as specified in its charter)

000-54416
(Commission File Number)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1430 Greg Street, Suite 501, Sparks, Nevada, 89431
(Address of principal executive offices) (Zip Code)

(775) 355-9500
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On February 29, 2012, EMC Metals Corp. (the “Company”) announced that it had received a notice from Jervois Mining Limited (“Jervois”) (ASX: JRV), stating that the Company had not met a condition of its 50% earn-in under the Exploration Joint Venture Agreement with Jervois, dated February 5, 2010 (the “Agreement”), and had, consequently, not earned a 50% joint venture interest in the Nyngan Scandium Project (the “Project”).

Pursuant to the Agreement, the Company received the right to earn a 50% joint venture interest in the Project, subject to a series of milestones, achievements, and payments. The final two milestones were the delivery of an independent NI 43-101 Technical Report, demonstrating the economic viability of the Project (prepared in accordance with the definition of “Feasibility Study” set forth in the Agreement), and a payment to Jervois of A$1.43 million, both due no later than February 28, 2012.

The Company believes it has fully met these milestones.

On February 24, 2012, the Company delivered to Jervois the A$1.43 million cash payment and an independent NI 43-101 report entitled “Technical Report on the Feasibility of the Nyngan Scandium Project” dated February 23, 2012 (the “Report”), which was compiled by SNC-Lavalin. The Report was delivered to Jervois following an extensive discussion and presentation to the board and management of Jervois.

On February 27, 2012, the Company received written notice from Jervois rejecting the Report for the stated reason that the Report does not fall within the definition of “Feasibility Study” provided in the Agreement.

The Company believes that the Report falls within the definition of “Feasibility Study” in the Agreement and that it has fully met the conditions under the Agreement to earn its 50% joint venture interest in the Project. Accordingly, the Company intends to take all lawful steps to secure its proprietary rights to its 50% joint venture interest in the Project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC Metals Corp.
Date March 5, 2012	(Registrant)

/s/ George Putnam
George Putnam, President & Chief Executive Officer